Exhibit 99.1

International Headquarters
7150 Mississauga Road
Mississauga, Ontario L5N 8M5
Phone: 905.286.3000
Fax: 905.286.3050

Contact Information:
Laurie W. Little	Pavel Mirovsky
Valeant Pharmaceuticals International, Inc.	PharmaSwiss S.A.
949-461-6002	+42 02 3471 9631
laurie.little@valeant.com	Pavel.Mirovsky@pharmaswiss.com
VALEANT PHARMACEUTICALS TO ACQUIRE
PHARMASWISS S.A.
     Mississauga, ON, Canada and Zug, Switzerland — February 1, 2011 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) and PharmaSwiss S.A. announced today that they have signed a binding agreement for Valeant to acquire PharmaSwiss, a privately-owned branded generics and over-the-counter (OTC) pharmaceutical company based in Zug, Switzerland for €350 million. Upon closing, PharmaSwiss is expected to have approximately €38 million cash on hand and no debt. Up to an additional €30 million may be payable to certain stockholders of PharmaSwiss based upon achievement of certain milestones.
     PharmaSwiss has a broad product portfolio in seven therapeutic areas and operations in nineteen countries throughout Central and Eastern Europe, including Poland, Hungary, the Czech Republic and Serbia. The company also has operations in Greece and Israel. In addition, PharmaSwiss is an existing partner to several large pharmaceutical and biotech companies offering regional expertise in such functions as regulatory, compliance, sales, marketing and distribution. PharmaSwiss had annual revenues of approximately €180 million in 2010 and has been growing at approximately 20% per year over the past 5 years.
     The senior management team of PharmaSwiss will remain with Valeant, including both the founder-partners, as well as Pavel Mirovsky, chief executive officer of PharmaSwiss. All of them are expected to continue in their leadership roles, working closely with the Valeant Europe team. Mr. Mirovsky will report directly to Valeant’s chief executive officer, J. Michael Pearson. Over time, it is anticipated the Valeant business in Central Europe will be combined under the PharmaSwiss corporate structure, based in Zug, Switzerland.
     The transaction, which is subject to customary closing conditions, including certain regulatory approvals, is expected to close in the first or second quarter of 2011 and to be immediately accretive to Valeant. After synergies, it is expected that the operating income as a percentage of revenue of the combined Central and Eastern European business will be similar to that of Valeant’s historical branded generic European business.
     “This acquisition of PharmaSwiss solidifies our position as a leading pharmaceutical company in Central and Eastern Europe,” said Mr. Pearson. “PharmaSwiss has an attractive partnering strategy as well as a complementary branded generics and OTC product portfolio that will strengthen our presence in the region.”

     “I am delighted that PharmaSwiss will be joining Valeant,” commented Dr. Pavel Mirovsky. “Valeant’s additional resources, professional approach, focused pipeline and strong commitment to supporting all three legs of the PharmaSwiss business model (Representation of multinationals, Licensing from specialty pharma, and Own Brands), will enable us to build up our winning strategy of serving partners. Valeant Europe’s strong presence in Poland, the region’s largest market, fills an important gap and should contribute to transaction synergies. The message we want to send to our employees, business partners and other stakeholders is one of continuity and commitment to growth.”
About Valeant Pharmaceuticals International, Inc.
     Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, dermatology and branded generics. More information about Valeant Pharmaceuticals International, Inc. can be found at www.valeant.com.
About PharmaSwiss S.A.
     PharmaSwiss SA is a privately held multinational specialty pharmaceutical company based in Zug, Switzerland. The company represents major research-based multinationals such as Amgen, Astellas, BMS, Ferring, Ipsen, Lilly, Norgine, Pfizer and Reckitt-Benckiser and also in-licenses and markets its own brands. Sales in 2010 were approximately 180 million Euros, and 2011 sales are expected to exceed 200 million Euros. More information about PharmaSwiss can be found at www.pharmaswiss.com. The selling stockholders include HBM BioVentures (Cayman) Ltd. (www.HBMBioventures.com) and Polish Enterprise Fund VI, an investment fund managed by Enterprise Investors (www.ei.com.pl).
Caution Regarding Forward-Looking Information
     To the extent any statements made in this press release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information as defined under applicable Canadian securities legislation (collectively, “forward-looking statements”).
     These forward-looking statements relate to, among other things, the impact of PharmaSwiss on Valeant’s branded generics and OTC portfolio, Valeant’s presence in Central and Eastern Europe, the closing of the transaction, the impact of the acquisition on Valeant’s results, expected synergies, future results of operation, the retention of certain PharmaSwiss management and plans with respect to the structure of Valeant business. Forward-looking statements can generally be identified by the use of words such as “believe”, “anticipate”, “expect”, “estimate”, “intend”, “continue”, “plan”, “project”, “will”, “may”, “should”, “could”, “would”, “target”, “potential” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the impact of PharmaSwiss on Valeant’s branded generic and OTC portfolio, the expected synergies, future results of operation, the integration of the PharmaSwiss business, and the future operations of the PharmaSwiss and Valeant businesses, and the risk factors as detailed in Valeant’s most recent annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”) and the Canadian Securities Administrators (“CSA”). Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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